EXHIBIT 99.5






Contact: Diana Burton
        (732) 767-2255


                                                           For Immediate Release
                                                           ---------------------


                           U.S. INDUSTRIES TO ACQUIRE
                           --------------------------
                      TRUE TEMPER HARDWARE FOR $100 MILLION
                      -------------------------------------

ISELIN, NJ, February 12, 1999 -- U.S. Industries, Inc. (NYSE-USI) announced today that it has reached an agreement with Huffy Corporation, Inc. (NYSE-HUF) to acquire the assets of True Temper Hardware Company for $100 million in cash. The transaction is subject to post-closing adjustments as well as customary regulatory review and is expected to be completed in March.

True Temper, headquartered in Harrisburg, Pennsylvania, had annualized sales of $123 million for the year ended December 31, 1998. True Temper is a leading manufacturer of high quality lawn and garden tools and wheelbarrows, sold under a variety of well-known brand names, including True Temper, Jackson Blue Max, and SnoZone. True Temper's principal manufacturing and distribution facilities are located in Camp Hill and Harrisburg, Pennsylvania, Pettisville, Ohio, and Ireland.

David H. Clarke, Chairman and Chief Executive Officer of U.S. Industries, stated, "The acquisition of True Temper broadens our lawn and garden product line with outstanding highly respected brands. The purchase also expands USI Hardware and Tool's customer base and provides additional capacity for future growth."

U.S. Industries is a diversified industrial management corporation with four business units: USI Bath and Plumbing Products, Lighting Corporation of America, USI Hardware and Tools, and USI Diversified. U.S. Industries has annualized sales of approximately $3.5 billion.

DISCLOSURE CONCERNING FORWARD-LOOKING STATEMENTS
------------------------------------------------

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, the level of automotive production, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.